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                 Schedule 6.3(e) (Special Severance Obligations)

      The Buyer has agreed to assume certain obligations in connection with the employment of Mr. George E. Agle ("Agle"). The Buyer shall offer employment to Agle on the terms described below, and if Agle accepts such offer, the Buyer shall be obligated to perform its obligations in a manner consistent with the terms described below.

      Terms of the employment offer:

            (A)   Salary: $300,000 per annum.

            (B) Bonus: No bonus will be paid except for a $50,000 stay bonus which will be paid if Agle is employed by Buyer through the transition period and subject to the approval of the Board of Directors of the Buyer based on Agle's performance during such transition period.

            (C) Benefits: Agle will be eligible for all benefits Buyer provides to the Transferred Employees, including life insurance coverage, medical and dental plans and 401K plan.

            (D) Severance: If Agle is employed by Buyer on the earlier of the date on which Buyer completes the move of the ring plant in Attleboro, MA to an out of state location or June 30, 1997, or is dismissed, without cause, by the Buyer prior to that date, Agle will be entitled (commencing on his termination date) to receive a severance payment equal to eighteen (18) months of his yearly salary paid on a monthly basis. Agle will only not receive severance payments if he voluntarily leaves the employ of the Buyer prior to the earlier of the date on which Buyer completes the move of the ring plant in Attleboro, MA to an out of state location or June 30, 1997, is terminated by Buyer at any time for cause, or is employed by any of the Sellers during the twelve (12) month period following his termination.

      This schedule amends, as of the Closing Date, the September 2, 1994 employment agreement (including all addenda) as listed on Schedules 3.13 and 3.16(b).